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                                                                  Exhibit 15

Board of Trustees and Shareholders
Security Capital Pacific Trust

Gentlemen:

Re:  Registration Statement Nos. 33-86444, 33-78402, 33-71040, 33-44631
     and 33-2517

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 20, 1995 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                             KPMG PEAT MARWICK LLP


Chicago, Illinois
October 23, 1995